T. Rowe Price®
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NEWS RELEASE

T. ROWE PRICE GROUP REPORTS PRELIMINARY MONTH-END ASSETS UNDER MANAGEMENT

BALTIMORE (July 13, 2017) – T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported preliminary month-end assets under management of $904 billion as of June 30, 2017. Client transfers from mutual funds to other portfolios were $4.2 billion and $7.6 billion for the month- and quarter-ended June 30, 2017, respectively.

The firm's assets under management as of June 30, 2017, and for prior quarter and year-end, by investment vehicle, asset class, and in the firm's retirement date portfolios are as follows:

	As of		
(in billions)	Preliminary[(a)] 6/30/2017	3/31/2017	12/31/2016
Sponsored U.S. mutual funds			
Stock and blended asset	$ 446	$ 431	$ 401
Bond and money market	121	118	113
	567	549	514
Other investment portfolios			
Stock and blended asset	254	235	221
Bond, money market, and stable value	83	78	76
	337	313	297
Total assets under management	$ 904	$ 862	$ 811
Target date retirement portfolios	$ 214	$ 203	$ 189

(a) Preliminary - subject to adjustment

Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

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T. ROWE PRICE CONTACTS:

Public Relations
Brian Lewbart
410-345-2242
brian_lewbart@troweprice.com

Investor Relations
Teresa Whitaker
410-345-6586
teresa_whitaker@troweprice.com